EXHIBIT 10.37

Amendment to Manufacturing Services and Supply Agreement

This Amendment ("Amendment") to the Manufacturing Services and Supply Agreement shall, for reference purposes only, be dated May 23, 2007 , and is made and entered into by and between Adaptec, Inc. ("Adaptec") and Sanmina-SCI Corporation ("Sanmina"), each a "Party", and together the "Parties."

Recitals

WHEREAS, effective as of January 9, 2006, Adaptec and Sanmina entered into a Manufacturing Services and Supply Agreement (the "Agreement") pursuant to which Sanmina agreed to manufacture and supply to Adaptec certain Products described in the Agreement; and

WHEREAS, the Parties do wish by this Amendment to: (i) revise certain of the pricing provisions of the Agreement as more particularly specified in this Amendment; and (ii) correct an error contained in the Agreement concerning the number of ECN requests that are to be processed by Sanmina free of charge to Adaptec.

NOW THEREFORE, in consideration of the foregoing Recitals and of the mutual promises, covenants, and conditions hereinafter contained, the Parties do hereby agree as follows:

1. Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2. The first sentence of Section 7.2 of the Agreement shall be deleted in its entirety and the following substituted in its place:

"SANMINA-SCI will respond to forty-two (42) ECN requests per month without a non-recurring administrative fee."

The foregoing revision to Section 7.2 of the Agreement shall be retroactively effective to January 9, 2006.

3. Exhibit B to the Agreement, titled "Pricing for Forecasted Singapore Products" shall be revised as follows:

a. Effective January 1, 2007, Sections 2, 3, and 4 of Exhibit B shall be deleted in their entirety.

b. (Appendix 1 to Exhibit B, the "Baseline Material Costs" shall be deleted in its entirety. The Parties agree that, effective retroactively to January 1, 2007, the document dated February 28, 2007, titled "Revised Baseline Material Costs" shall be the new, revised Appendix 1 to Exhibit B. No later than ten (10) business days prior to the first calendar day of each calendar quarter during the term of the Agreement, the Parties shall establish through their mutual written agreement, a new Baseline Material Cost for each Product Component listed on the revised Appendix 1, such that Appendix 1, the Revised Baseline Material Costs, will effectively be amended on a quarterly basis. The Baseline Material cost for a Product Component shall not be established until such time as the Product has been production released. The quarterly revisions to the Revised Baseline Material Costs shall reflect any price reductions, that either Adaptec or Sanmina, or both of them, is able to achieve for the Components each of them respectively controls, or any price increases for such Components that are agreed in accordance with the other provisions hereof.

c. Effective as of January 1, 2007, a new Section 2 is added to Exhibit B to the Agreement as follows:

"2. Adaptec Controlled Components.

For those Components that Adaptec controls (the "Adaptec Controlled Components") Adaptec shall be solely responsible for negotiating the purchase price of such Components with the vendors thereof and establishing the price at which Sanmina shall purchase such Components from the vendors for use in the manufacture of Adaptec Products. The Adaptec Controlled Components may include, but shall not be limited to, PCBs, ASICs, processors, and sole-sourced parts. Attached hereto and incorporated herein by reference is a listing of the Adaptec Controlled Components as of the date of this Amendment. The listing of Adaptec Controlled Components will be amended each quarter during the term of the Agreement upon the Parties' mutual written agreement."

d. Effective as of January 1, 2007, a new Section 3 is added to Exhibit B to the Agreement as follows:

"3. Cost Reductions on Sanmina Controlled Components.

Each Component that is not an Adaptec Controlled Component shall be deemed to be a "Sanmina Controlled Component". For each calendar quarter during the inclusive time period of January 1, 2007 through December 31, 2007, in which the below combined minimum dollar amounts of finished Products were purchased from Sanmina by Adaptec or by a third party to whom Adaptec had licensed its technology for the Products, Sanmina shall apply the corresponding percentage cost reduction specified below to the price of the Sanmina Controlled Components:

Combined Dollar value of finished Products Purchased from Sanmina during the quarter by (i)Adaptec and (ii) by any third party to whom Adaptec had licensed its technology for the Products:	Percentage cost Reduction
At least $18 million but less than $24 million	.5%
At least $24 million but less than $45 million	1.5%
$45 million or more	3%
The percentage cost reduction shall be applied prospectively, such that a cost reduction earned in one calendar quarter shall be applied prospectively to Product purchases made in the subsequent quarter.

The determination of whether Adaptec is entitled to a cost reduction for the calendar quarter that commenced on January 1, 2007 and ended on March 31, 2007, shall be based on the dollar value of Adaptec's purchases of finished Products from Sanmina during the inclusive period of October 1, 2006 through December 31, 2006

Notwithstanding the foregoing, Adaptec shall not be entitled to a percentage cost reduction on a Sanmina Controlled Component in either of the following instances:

(a) for memory and IBM-OSC Components (jointly referred to as "Pass-Through Components"). The price Sanmina receives on Pass Through Components will be passed through to Adaptec, using a weighted average cost model; or

(b) if the price at which Sanmina is able to purchase a Sanmina Controlled Component increases by more than three percent (3%) from the Baseline Material Cost for such Component that the Parties had established for the subject quarter.

e. Effective January 1, 2007, the former Section 5 is renumbered so that it is Section 7 and a new Section 5 is added to Exhibit B as follows:

"5. Changes During the Quarter in the Revised Baseline Material Costs for Components

(a) If after the Parties have established the Revised Baseline Material Costs for a quarter, the cost of any Adaptec Controlled Component decreases in that quarter, Adaptec shall receive a credit against the monies otherwise due and payable to Sanmina for the subject quarter in the amount of the cost reduction achieved.

(b) If after the Parties have established the Revised Baseline Material Costs for a quarter, the cost of an Adaptec Controlled Component increases, Adaptec shall pay to Sanmina for that quarter the amount of the increased cost.

(c) If after the Parties have established the Revised Baseline Material Costs for a quarter, the cost of any Sanmina Controlled Component increases:

(i) for any quarter in the inclusive time period of January 1, 2007 through December 31, 2007, Adaptec shall pay to Sanmina for that quarter the amount of the increased cost, only if such increase exceeds three percent (3%); and

(ii) for all other time periods, and subject to the other provisions hereof, Adaptec shall pay Sanmina the amount of the increased cost.

A new Section 6 is added to Exhibit B as follows:

" 6. Sanmina shall at all times with respect to all Sanmina Controlled Components, exert its best commercially reasonable efforts to minimize and/or eliminate increases in the cost of such Components. In every instance in which Sanmina claims that the price of a Sanmina Controlled Component has increased, Sanmina shall supply Adaptec with documentation sufficient to substantiate the claimed price increase."

4. Except as expressly amended by this Amendment, the Agreement and Exhibit B thereto shall otherwise remain unchanged and in effect in accordance with their terms.

Adaptec, Inc.                                Sanmina-SCI Corporate

By /s/ S. Sundaresh                                     By /s/ Ken Haney
    S. Sundaresh                                            Ken Haney
Title  President and CEO                                Title  Sr. VP of Sales